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                            KTRON INTERNATIONAL, INC.



                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                                  CLASSIFICATION
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Fleet National Bank                                              Bank
Fleet Investment Advisors, Inc.                                  Bank